Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.

	Gary Qualmann	Bob Lentz
	(614) 532-4072	(614) 876-1900

AIRNET SYSTEMS, INC. SELECTS FINANCIAL ADVISOR

COLUMBUS, Ohio – January 10, 2005— AirNet Systems, Inc. (NYSE:ANS) today announced AirNet  engaged Brown Gibbons Lang & Company (“BGL”) to serve as AirNet’s exclusive financial advisor and investment banker to review, develop and evaluate various strategic alternatives to enhance shareholder value. BGL’s analysis will address, among other things, capitalization, growth and value realization transaction alternatives that may be available to AirNet.  Such alternatives may include one or more of the following:  potential acquisitions or divestitures, a sale of AirNet or one or more of its business units, the raising of additional capital or the refinancing or restructuring of AirNet’s existing capital structure.  BGL has not been engaged to analyze, or advise AirNet with respect to, any particular transaction.

BGL is a NASD-registered independent investment bank serving middle market companies throughout the U.S. and internationally, with offices in Cleveland, Ohio and Chicago, Illinois.

In addition, on January 10, 2005, AirNet announced the separation of a long-term executive officer Kendall W. Wright, effective December 31, 2004. Mr. Wright had served as AirNet’s Vice President of Airline Development.

About AirNet

AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible.  AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide.  Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses.  AirNet and its subsidiaries currently operate 130 aircraft, located strategically throughout the United States.  To find out more, visit AirNet’s website at www.airnet.com